                      MANAGEMENT STATEMENT REGARDING COMPLIANCE
            WITH CERTAIN PROVISIONS OF THE INVESTMENT COMPANY ACT OF 1940

We, as members of management of Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of October 31, 2006, and from June 30, 2006 (date of our last examination) through October 31, 2006.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2006, and from June 30, 2006 (date of our last examination) through October 31, 2006, with respect to securities reflected in the investment accounts of the Funds.


SCHWAB CAPITAL TRUST



/s/ Evelyn Dilsaver                             March 22, 2007
------------------------------------------      ------------------------------
Evelyn Dilsaver                                 Date
President and Chief Executive Officer





/s/ George Pereira                              March 22, 2007
------------------------------------------      ------------------------------
George Pereira                                  Date
Principal Financial Officer and Treasurer

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Trustees of
Schwab Capital Trust

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, about Schwab MarketTrack Growth Portfolio, Schwab MarketTrack Balanced Portfolio, Schwab MarketTrack Conservative Portfolio, Schwab MarketTrack All Equity Portfolio, Schwab Target 2010, Schwab Target 2020 Fund, Schwab Target 2030 Fund, Schwab Target 2040 Fund and Schwab Retirement Income Fund (nine portfolios which are part of Schwab Capital Trust, hereafter referred to as the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 ("the Act") as of October 31, 2006. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examinations.

Our examinations were conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our procedures were the following tests performed as of October 31, 2006, (with prior notice to management) and with respect to agreement of security purchases and sales, for the period from June 30, 2006 (date of our last examination), through October 31, 2006.

- Review of the Funds' underlying mutual fund investments at October 31, 2006 recorded on the books and records of Charles Schwab & Co, Inc. ("CSC") in its capacity as depositary for Brown Brothers Harriman, the Funds' custodian on such date;

- Confirmation of CSC's omnibus accounts for the underlying mutual fund investments at October 31, 2006 with Boston Financial Data Services ("BFDS");

- Review of CSC's reconciliation of their books and records of the omnibus accounts for the underlying mutual fund investments to the books and records of BFDS, at October 31, 2006, in all material respects;

- Agreement of the Funds' underlying mutual fund investments at October 31, 2006 recorded on the books and records of the Funds to the books and records of CSC.

- Confirmation with BFDS of total shares purchased and total shares redeemed for a sample of separate days during the period from June 30, 2006 through October 31, 2006, related to CSC's omnibus accounts for the underlying mutual fund investments.

- Agreement of a sample of security purchases and security sales of the underlying mutual fund investments for the period from June 30, 2006 through October 31, 2006 from the books and records of the Funds to the books and records of CSC.


We believe that our examinations provide a reasonable basis for our opinion. Our examinations do not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of October 31, 2006 with respect to mutual fund investments reflected in the investment account of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of the Board of Trustees, management, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
San Francisco, California
March 22, 2007

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:

AL        --         AK    60039730      AZ    20205            AR    60008428      CA    505-6972        CO    IC-1993-06-160
CT   214160          DE    339           DC    60009385         FL    Exempt        GA    SC-MF-019938    HI          --
ID   49355           IL    60005106      IN    93-0319 IC       IA    I-41482       KS    1998S0001357    KY    60005040
LA   106615          ME    213755        MD    SM19981147       MA        --        MI    924329          MN    R-36652.1
MS   MF-98-08-129    MO    1993-00496    MT    39119            NE    35,612        NV         --         NH          --
NJ   BEM-1167        NM    4944          NY    S-30-55-49       NC    3181          ND    V578            OH    52562
OK   SE-2138684      OR    2006-1136     PA    1993-05-025MF    RI        --        SC    MF11533         SD    15702
TN   RM05-3658       TX    C-56104       UT    004-8656-45      VT    5/07/98-01    VA    116961          WA    60020838
WV   MF 32088        WI    349089-03     WY    18237            PUERTO RICO               S-19466

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - ALL EQUITY PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                      Pursuant to Rule 17f-2 [17 CFR.17f-2]


1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:


AL   --              AK    60036878      AZ    13076            AR    60008422      CA    505-6972        CO    IC-1993-06-160
CT   214153          DE    3149          DC    60009290         FL    Exempt        GA    SC-MF-019938    HI    --
ID   45975           IL    60005106      IN    93-0319 IC       IA    I-34553       KS    1996S0000067    KY    60005040
LA   106615          ME    202648        MD    SM19950826       MA    95-0438       MI    928265          MN    R-36652.1
MS   MF-95-07-106    MO    1993-00496    MT    33571            NE    29,687        NV    --              NH    --
NJ   BEM-1167        NM    11440         NY    S 27-32-26       NC    3181          ND    N129            OH    52562
OK   SE-2138681      OR    1995-665-1    PA    1993-05-025MF    RI    --            SC    MF9250          SD    6517
TN   RM05-3658       TX    C-48139       UT    004-8656-45      VT    7/24/95-14    VA    116961          WA    60014080
WV   BC-30435        WI    303932-03     WY    18237            PUERTO RICO               S-16021

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - BALANCED PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:

AL   --              AK    60036879      AZ    13077            AR    60008421      CA    505-6972        CO    IC-1993-06-160
CT   214151          DE    3150          DC    60009291         FL    Exempt        GA    SC-MF-019938    HI    --
ID   45978           IL    60005106      IN    93-0319 IC       IA    I-34554       KS    1996S0000069    KY    60005040
LA   106615          ME    202647        MD    SM19950827       MA    95-0423       MI    928266          MN    R-36652.1
MS   MF-95-07-083    MO    1993-00496    MT    33573            NE    29,680        NV    --              NH    --
NJ   BEM-1167        NM    15784         NY    --               NC    3181          ND    N130            OH    52562
OK   SE-2138682      OR    2006-1134     PA    1993-05-025MF    RI    --            SC    MF9261          SD    6516
TN   RM05-3658       TX    C-48129       UT    004-8656-45      VT    7/24/95-13    VA    116961          WA    60014088
WV   BC-30436        WI    303935-03     WY    18237            PUERTO RICO               S-16019

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - CONSERVATIVE PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:

AL   --              AK    60034922      AZ    13078            AR    60008420      CA    505-6972        CO    IC-1993-06-160
CT   214152          DE    3151          DC    60009292         FL    Exempt        GA    SC-MF-019938    HI    --
ID   45976           IL    60005106      IN    93-0319 IC       IA    I-34555       KS    1996S0000068    KY    60005040
LA   106615          ME    202646        MD    SM19950820       MA    95-0424       MI    928267          MN    R-36652.1
MS   MF-95-07-080    MO    1993-00496    MT    33572            NE    29,681        NV    --              NH    --
NJ   BEM-1167        NM    15782         NY    S 27-32-28       NC    3181          ND    N131            OH    52562
OK   SE-2138683      OR    2006-1135     PA    1993-05-025MF    RI    --            SC    MF9260          SD    6518
TN   RM05-3658       TX    C-48130       UT    004-8656-45      VT    7/24/95-15    VA    116961          WA    60014083
WV   BC-30437        WI    303933-03     WY    18237            PUERTO RICO               S-16002

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB MARKETTRACK PORTFOLIOS - GROWTH PORTFOLIO (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:

AL   --              AK   60055518       AZ    41142            AR    60017059      CA    505-6972        CO    IC 1993 06 160
CT   1032982         DE   45693          DC    60023971         FL    Exempt        GA    SC-MF-019938    HI    --
ID   58395           IL   60005106       IN    93-0319 IC       IA    I-60269       KS    2005S0001033    KY    60012844
LA   107373          ME   10008609       MD    SM20051289       MA    --            MI    945073          MN    R-36652.1
MS   60038621        MO   1993-00496     MT    54741            NE    63,524        NV    --              NH    --
NJ   BEM-2865        NM   20223          NY    S31-22-19        NC    3181          ND    AR186           OH    52592
OK   SE-2128833      OR   2005-804       PA    1993-05-025MF    RI    --            SC    MF15893         SD    34179
TN   RM05-3658       TX   C 77193        UT    006-9580-98      VT    6/29/05-31    VA    116961          WA    60039055
WV   MF52719         WI   495560-03      WY    18237            PUERTO RICO               S-29570

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2010 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:

AL   --              AK    60055519      AZ    41143            AR    60017060      CA    505-6972        CO    IC 1993 06 160
CT   1032981         DE    45694         DC    60023972         FL    Exempt        GA    SC-MF-019938    HI    --
ID   58396           IL    60005106      IN    93-0319 IC       IA    I-60270       KS    2005S0001034    KY    60012844
LA   107373          ME    10008610      MD    SM20051288       MA    --            MI    945074          MN    R-36652.1
MS   60038622        MO    1993-00496    MT    54742            NE    63525         NV    --              NH    --
NJ   BEM-2865        NM    20222         NY    S31-22-18        NC    3181          ND    AR187           OH    52592
OK   SE-2128834      OR    2005-805      PA    1993-05-025MF    RI    --            SC    MF15892         SD    34177
TN   RM05-3658       TX    C 77194       UT    006-9580-98      VT    6/29/05-32    VA    116961          WA    60039056
WV   MF 52720        WI    495561-03     WY    18237            PUERTO RICO               S-29571

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2020 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:

AL   --              AK    60055521      AZ    41144            AR    60017062      CA    505-6972        CO    IC 1993 06 160
CT   1032980         DE    45695         DC    60023974         FL    Exempt        GA    SC-MF-019938    HI    --
ID   58398           IL    60005106      IN    93-0319 IC       IA    I-60272       KS    2005S0001036    KY    60012844
LA   107373          ME    10008612      MD    SM20051290       MA    --            MI    945076          MN    R-36652.1
MS   60038624        MO    1993-00496    MT    54744            NE    63527         NV    --              NH    --
NJ   BEM-2865        NM    20221         NY    S31-22-16        NC    3181          ND    AR188           OH    52592
OK   SE-2128835      OR    2005-807      PA    1993-05-025MF    RI            --    SC    MF15891         SD    34176
TN   RM05-3658       TX    C 77195       UT    006-9580-98      VT    6/29/05-33    VA    116961          WA    60039058
WV   MF 52721        WI    495563-03     WY    18237            PUERTO RICO               S-29572

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2030 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA 94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:

AL   --              AK    60055520      AZ    41145            AR    60017061      CA    505-6972        CO    IC 1993 06 160
CT   1032979         DE    45696         DC    60023973         FL    Exempt        GA    SC-MF-019938    HI    --
ID   58397           IL    60005106      IN    93-0319 IC       IA    I-60271       KS    2005S0001035    KY    60012844
LA   107373          ME    10008611      MD    SM20051291       MA    --            MI    945075          MN    R-36652.1
MS   60038623        MO    1993-00496    MT    54743            NE    63528         NV    --              NH    --
NJ   BEM-2865        NM    20220         NY    S31-22-17        NC    3181          ND    AR189           OH    52592
OK   SE-2128836      OR    2005-806      PA    1993-05-025MF    RI    --            SC    MF15890         SD    34175
TN   RM05-3658       TX    C 77196       UT    006-9580-98      VT    6/29/05-34    VA    116961          WA    60039057
WV   MF 52722        WI    495562-03     WY    18237            PUERTO RICO               S-29573

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB TARGET 2040 FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104

                    U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                  FORM N-17f-2

 Certificate of Accounting of Securities and Similar Investments in the Custody
                       of Management Investment Companies

                     Pursuant to Rule 17f-2 [17 CFR.17f-2]

1.    Investment Company Act File Number:            Date examination completed:

                  811-7704                                October 31, 2006

2.    State Identification Number:

AL   --              AK    60055522      AZ    41146            AR    60017063      CA    505-6972        CO    IC 1993 06 160
CT   1032978         DE    45697         DC    60023975         FL    Exempt        GA    SC-MF-019938    HI    --
ID   58399           IL    60005106      IN    93-0319 IC       IA    I-60273       KS    2005S0001037    KY    60012844
LA   107373          ME    10008613      MD    SM20051285       MA    --            MI    945077          MN    R-36652.1
MS   60038625        MO    1993-00496    MT    54740            NE    63529         NV    --              NH    --
NJ   BEM-2865        NM    20224         NY    S31-22-20        NC    3181          ND    AR190           OH    52592
OK   SE-2128837      OR    2005-808      PA    1993-05-025MF    RI    --            SC    MF15894         SD    34178
TN   RM05-3658       TX    C 77192       UT    006-9580-98      VT    6/29/05-30    VA    116961          WA    60039059
WV   MF 52718        WI    495564-03     WY    18237            PUERTO RICO               S-29569

   Other (specify):

3.    Exact name of investment company as specified in registration statement:

      SCHWAB RETIREMENT INCOME FUND (ONE OF THE SERIES IN SCHWAB CAPITAL TRUST)

4. Address of principal executive office: (number, street, city, state, zip code)

      101 MONTGOMERY STREET, SAN FRANCISCO, CA  94104